EXHIBIT 3.2

State of Delaware Secretary of State Division of Corporations Delivered 11:09 AM 01/17/2020 FILED 11:09 AM 01/17/2020 SR 20200360940 – File Number 2316398

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK

OF

HARBOR DIVERSIFIED, INC.

Pursuant to Sections 103 and 151 of the General Corporation Law

of the State of Delaware

I, the undersigned, Christine R. Deister, Chief Financial Officer of Harbor Diversified, Inc., a Delaware corporation (hereinafter called the “Corporation”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designations and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended to date (the “Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to Paragraph A of Article IV of the Certificate of Incorporation (which authorizes an aggregate of 10,000,000 shares of preferred stock, $0.01 par value (“Preferred Stock”)), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

A.        Number and Designation. 4,000,000 shares of the Preferred Stock of the Corporation shall be designated as Series C Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”).

B.        Rights, Preferences and Restrictions of Series C Preferred Stock.

1.        The powers, preferences, rights, restrictions, and other matters relating to the Series C Preferred Stock, are as follows:

(a)        Dividends.

(i)        Preferential Dividends. From and after the date any share of Series C Preferred Stock is first issued (the date on which the first share of Series C Preferred Stock is issued, the “Series C Issue Date”), the holders of record of Series C Preferred Stock as they appear on the stock books of the Corporation on the fifteenth (15th) day of the calendar month immediately preceding the first (1st) day of each succeeding calendar quarter (each such date, a “Preferential Dividend Date”), shall be entitled to receive, to the fullest extent permitted by law and out of funds lawfully available therefor, before any dividends shall be declared, set apart for or paid upon the Common Stock or any other Junior Stock, cash dividends, by wire transfer of immediately available funds, per share of Series C Preferred Stock on the applicable Preferential Dividend Date in arrears for the previous calendar quarter (or any portion thereof during which shares of Series C Preferred Stock are outstanding) equal to an amount of cash calculated at the rate per annum of 6% of the Series C Issue Price (the “Preferential Dividend Rate”) computed on the basis of a 360-day year and twelve 30-day months (the “Preferential Dividends”). Subject to Section B.1(b)(i), the Preferential Dividends shall be paid when, as and if declared by the Board of Directors and shall accrue from day to day, whether or not declared, shall be cumulative and shall compound quarterly. If the assets legally available for payment of dividends shall be insufficient to satisfy the Corporation’s payment obligations to the holders of Series C Preferred Stock, then the dividend to be paid shall be distributed ratably among the holders of the Series C Preferred Stock. From and after December 31, 2023, upon the election of holders of a majority of the shares of Series C Preferred Stock then outstanding, the Preferential Dividend Rate shall be increased by an additional 1% of the Series C Issue Price per annum per share of Series C Preferred Stock for each and every six (6) month period following such election (the “Dividend Ratchet”).

(ii)        Conversion Cap Excess Dividends. From and after December 31, 2022, so long as any Conversion Cap Excess Shares (as defined below) remain outstanding, the holders of record of Series C Preferred Stock as they appear on the stock books of the Corporation on the fifteenth (15th) day of the calendar month immediately preceding each Preferential Dividend Date, shall be entitled to receive, to the fullest extent permitted by law and out of funds lawfully available therefor, before any dividends shall be declared, set apart for or paid upon the Common Stock or any other Junior Stock, in addition to the Preferential Dividends, cash dividends, payable by wire transfer of immediately available funds, per share of Series C Preferred Stock on the applicable Preferential Dividend Date in arrears for the previous calendar quarter equal to an amount of cash per share equal to one-half percent (0.5%) of the Series C Liquidation Amount of each outstanding Conversion Cap Excess Share in the first quarter after December 31, 2022, and increasing by an additional one-half percent (0.5%) of the Series C Liquidation Amount of each outstanding Conversion Cap Excess Share in each subsequent quarter on each such Preferential Dividend Date (the “Conversion Cap Excess Dividends”). The Conversion Cap Excess Dividends shall be paid when, as and if declared by the Board of Directors and shall accrue from day to day, whether or not declared, and shall be cumulative. If the assets legally available for payment of dividends shall be insufficient to satisfy the Corporation’s payment obligations to the holders of Series C Preferred Stock, then the dividend to be paid shall be distributed ratably among the holders of the Series C Preferred Stock.

(iii)        Optional PIK Dividends. At the option of the Board of Directors, in lieu of paying the Preferential Dividends and the Conversion Cap Excess Dividends in cash, all or some of such dividends may instead be paid in additional shares of Series C Preferred Stock based upon the accrued but unpaid dividends divided by the Series C Issue Price (“PIK Dividends”). Notwithstanding anything herein to the contrary, no separate vote of the holders of the Series C Preferred Stock shall be required to increase the number of authorized shares of Series C Preferred Stock in connection with the payment of a PIK Dividend.

(b)        Liquidation Proceeds.

(i)        In the event of any liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (each, a “Liquidation”), whether voluntary or involuntary,

the holders of Series C Preferred Stock shall be entitled to receive for each outstanding share of Series C Preferred Stock, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock or any other Junior Stock by reason of their ownership thereof, an amount per share equal to $3.30 (as adjusted for subsequent stock dividends, splits, combinations or similar events with respect to the Series C Preferred Stock) (“Series C Issue Price”), plus an amount equal to all accrued but unpaid Preferential Dividends, Conversion Cap Excess Dividends and any other accrued but unpaid dividends on such share payable hereunder (the “Series C Liquidation Amount”). If, upon the occurrence of such event, the assets and funds to be distributed among the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of the full preferential amounts aforesaid, then, all of the assets available for distribution to holders of the Series C Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the number of shares of Series C Preferred Stock held by such holders. Upon payment of the full preferential amounts set forth above in respect of a share of Series C Preferred Stock, such share of Series C Preferred Stock shall be immediately surrendered and canceled without any further action on the part of the Corporation or the holder thereof.

(ii)        In the event of a Liquidation, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors.

(c)        Voting Rights.

(i)        General. Except as otherwise expressly provided in the Certificate of Incorporation, or as required by law, the holders of shares of Series C Preferred Stock shall (A) be entitled to a number of votes per share of Series C Preferred Stock then held by such holder equal to the quotient of the Series C Issue Price divided by the Conversion Price (without giving effect to any subsequent adjustments thereto pursuant to Section B.1(d)(iii)(A) or Section B.1(d)(iii)(E)), (B) be entitled to vote on all matters on which the holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of Common Stock, (C) vote together with the Common Stock as a single class and (D) be entitled to receive the same prior notice of any stockholders’ meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Corporation. Notwithstanding the foregoing, if, following the Series C Issue Date, any shares of Series C Preferred Stock are converted into Common Stock, (1) if the total number of shares of Common Stock issued upon conversion of Series C Preferred Stock since the Series C Issue Date has reached the Conversion Cap (as defined below), the remaining shares of Series C Preferred Stock then outstanding shall not be entitled to any votes and (2) if the total number of shares of Common Stock issued upon conversion of Series C Preferred Stock since the Series C Issue Date has not reached the Conversion Cap, the remaining shares of Series C Preferred Stock then outstanding shall be entitled to a number of votes per share equal to the quotient of (X) the Conversion Cap then in effect less the number of shares of Common Stock that were issued upon conversion of Series C Preferred Stock, divided by (Y) the total number of shares of Series C Preferred Stock then outstanding.

(ii)        Protective Provisions. So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Corporation’s Certificate of Incorporation) the written consent or affirmative vote of holders of a majority of the outstanding shares of Series C Preferred Stock, voting together as a separate class, given in writing or by vote at a meeting, and any act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(A)        create, or authorize the creation of, or issue or obligate itself to issue (1) shares of any additional class or series of capital stock, other than Junior Stock, or (2) convertible debt securities convertible into, or warrants exercisable for, equity securities of the Corporation, other than in each case Junior Stock;

(B)        purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) the Common Stock Repurchase, (ii) redemptions of or dividends or distributions on the Series C Preferred Stock as expressly authorized herein, (iii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, or (iv) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(C)        increase or decrease (other than by conversion or redemption in accordance with the provisions of this Certificate of Designations or in connection with the payment of a PIK Dividend) the authorized number of shares of Series C Preferred Stock;

(D)        amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series C Preferred Stock;

(E)        effect any Liquidation of the Corporation, effect any merger or consolidation or any Deemed Liquidation Event, or consent to any of the foregoing;

(F)        other than in the ordinary course of business or for bona fide capital raising purposes, enter into or be a party to any material transaction with any director, officer or stockholder of the Corporation, or any of the respective “associates” (as defined in Rule 12b-2 promulgated under the Exchange Act) of such persons;

(G)        create, or hold any capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or permit any subsidiary to issue or obligate itself to issue any capital stock of any direct or indirect subsidiary of the Corporation, except, in each case, to the Corporation or any subsidiary that is wholly owned by the Corporation; or

(H)        effect a Capital Transaction.

(d)        Conversion. The holders of shares of Series C Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(i)        Right To Convert. Subject to the provisions of Section B.1(d)(ix), each share of Series C Preferred Stock shall be convertible, at any time and from time to time from and after the Series C Issue Date at the option of the holder thereof, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of

Common Stock as is determined by dividing the then applicable Series C Liquidation Amount on the date the certificate is surrendered for conversion by the Conversion Price (as defined below) then in effect on the date the certificate is surrendered for conversion. The “Conversion Price” per share of Series C Preferred Stock shall initially be $0.80. The Conversion Price shall be subject to adjustment as hereinafter provided.

(ii)        Mechanics of Conversion. Before any holder of Series C Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office of election to convert the same and shall state therein the number of shares to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued (a “Conversion Notice”). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(iii)        Conversion Price Adjustment.

 (A)        Adjustments to Conversion Price for Diluting Issues.

(1)        Deemed Issue of Additional Shares of Common Stock.

(a)        If the Corporation at any time or from time to time after the Series C Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)        If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section B.1(d)(iii)(A)(2), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)        If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section B.1(d)(iii)(A)(2) (either because the consideration per share (determined pursuant to Section B.1(d)(iii)(A)(3)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series C Issue Date), are revised after the Series C Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section B.1(d)(iii)(A)(1)(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)        Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section B.1(d)(iii)(A)(2), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)        If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section B.1(d)(iii)(A)(1) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section B.1(d)(iii)(A)(1)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section B.1(d)(iii)(A)(1) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(2)        Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series C Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section B.1(d)(iii)(A)(1)), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock;

“CP1” shall mean the Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Series C Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(3)        Determination of Consideration. For purposes of this Section B.1(d)(iii)(A), the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows: (a) with respect to cash and property, such consideration shall (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest; (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and (3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors; and (b) the consideration per share received by the Corporation for

Additional Shares of Common Stock deemed to have been issued pursuant to Section B.1(d)(iii)(A)(1), relating to Options and Convertible Securities, shall be determined by dividing: (1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(B)        Adjustments to Conversion Prices for Stock Splits and Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Series C Issue Date shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), then the applicable Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series C Preferred Stock shall be increased in proportion to the increase in the aggregate number of shares of Common Stock outstanding.

(C)        Adjustments to Conversion Prices for Reverse Stock Splits and Combinations of Common Stock. In the event that the Corporation at any time or from time to time after the Series C Issue Date shall combine or consolidate, by reclassification or otherwise, its outstanding shares of Common Stock into a lesser number of shares of Common Stock, then the applicable Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to the decrease in the aggregate number of shares of Common Stock outstanding.

(D)        Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section B.1(d)(iii)(B) or Section B.1(d)(iii)(C) above or a Liquidation), the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series C Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series C Preferred Stock immediately before that change.

(E)        Adjustments Following Public Reporting or Capital Transactions. In the event that either (i) (1) any registration statement under the Securities Act (other than a registration on Form S-8) or Exchange Act is filed by the Corporation and declared effective by the SEC following the Series C Issue Date, or (2) an Annual Report on Form 10-K is filed by the Corporation under the Exchange Act following the Series C Issue Date, and (ii) the Corporation provides notice to its stockholders of the occurrence of the event specified in clause (i)(1) or clause (i)(2) above, which notice shall be provided in such form and manner as is determined in good faith by the Board of Directors (the earliest date on which the conditions in clause (i) and clause (ii) are satisfied, the “Reporting Date”), the Conversion Price shall, upon the first Trading Day immediately following the Reporting Adjustment Period, be adjusted to equal the arithmetic average of the Weighted Average Price of the Common Stock during the Reporting Adjustment Period; provided, however, that in the event that, prior to the Reporting Date, the Corporation consummates a Capital Transaction, the Conversion Price shall, immediately following the consummation of such Capital Transaction, be adjusted to equal the per share of price of, or the per share consideration paid with respect to, the Common Stock in such Capital Transaction.

(F)        Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section B.1(d)(iii), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate executed by the Corporation’s Chief Executive Officer or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the new Conversion Price, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Preferred Stock.

(G)        Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series C Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(iv)        Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series C Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(v)        Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designations.

(vi)        Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a shares of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors). In case the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered pursuant to Section B.1(d)(ii) above exceeds the number of shares to be converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

(vii)        Effect of Conversion. All shares of Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.

(viii)        Notices. Any notice required by the provisions of this Section B.1(d) to be given to the holders of shares of Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation, which notice upon any adjustment of the Conversion Price, shall state the Conversion Price resulting from such adjustment and setting forth in reasonable detail the method upon which such calculation is based.

(ix)        Limitation on Conversion. Notwithstanding anything to the contrary contained herein, the Corporation shall not issue any shares of Common Stock pursuant to the terms of this Certificate of Designations, and no holder of shares of Series C Preferred Stock shall have the right to any shares of Common Stock otherwise issuable pursuant to the terms and conditions of this Certificate of Designations and any such issuance shall be null and void and treated as if never made, to the extent that the number of shares of Common Stock that would have been issued upon such conversion of Series C Preferred Stock would cause the total number of shares of Common Stock issued upon conversion of the Series C Preferred Stock since the Series C Issue Date to exceed the Conversion Cap. If and when the total number of shares of Common Stock issued upon conversion of the Series C Preferred Stock reaches the Conversion Cap, then any outstanding shares of Series C Preferred Stock that cannot be converted as a result of the foregoing shall be deemed “Conversion Cap Excess Shares” hereunder and shall no longer be convertible pursuant to this Section B.1(d).

(e)        Redemption.

(i)        Optional Redemption of Preferred Stock Other Than Conversion Cap Excess Shares. At any time following the Preferred Stock Redemption Trigger Date, the Corporation shall have the right to redeem all, but not less than all, of the shares of Series C Preferred Stock then outstanding as designated in the Preferred Optional Redemption Notice on the Preferred Optional Redemption Date (each as defined below) (a “Preferred Optional Redemption”). The shares of Series C Preferred Stock shall be redeemed by the Corporation by delivery of the Redemption Price on the Preferred Optional Redemption Date in cash at a price equal to the then current Series C Liquidation Amount of the shares of Series C Preferred Stock to be redeemed (the “Redemption Price”). The Corporation may exercise its right to require redemption under this Section B.1(e)(i) by delivering a written notice thereof to all, but not less than all, of the holders of Series C Preferred Stock (the “Preferred Optional Redemption Notice” and the date the Corporation has delivered such notice is referred to as the “Preferred Optional Redemption Notice Date”). The Preferred Optional Redemption Notice shall state (i) the date on which the Preferred Optional Redemption shall occur (the “Preferred Optional Redemption Date”), which date shall be the thirtieth (30th) day following the Preferred Optional Redemption Notice Date; provided that if such date falls on a day that is not a Business Day, such date shall be the next day that is a Business Day, (ii) the aggregate number of shares of Series C Preferred Stock outstanding and thereby subject to Preferred Optional Redemption pursuant to this Section B.1(e)(i) on the Preferred Optional Redemption Date and (iii) the Redemption Price. Notwithstanding anything to the contrary in this Section B.1(e)(i), during the period beginning with the Preferred Optional Redemption Notice Date and ending on the Preferred Optional Redemption Date, the shares of Series C Preferred Stock may be converted, in whole or in part, by the holders thereof into shares of Common Stock pursuant to Section B.1(d) so long as the holder has provided notice within the 30 day period and such shares of Common Stock shall not thereafter be subject to the provisions of this Section B.1(e)(i).

(ii)        Optional Redemption of Conversion Cap Excess Shares. At any time after the outstanding shares of Series C Preferred Stock are deemed Conversion Cap Excess Shares pursuant to Section B.1(d)(ix), the Corporation shall have the right to redeem all, but not less than all, of the Conversion Cap Excess Shares then outstanding, if any, as designated in the Excess Share Optional Redemption Notice on the Excess Share Optional Redemption Date (each as defined below) (an “Excess Share Optional Redemption”). The Conversion Cap Excess Shares shall be redeemed by the Corporation by delivery of the Redemption Price in cash on the Excess Share Optional Redemption Date. The Corporation may exercise its right to require redemption under this Section B.1(e)(ii) by delivering a written notice thereof to all, but not less than all, of the holders of Conversion Cap Excess Shares (the “Excess Share Optional Redemption Notice” and the date the Corporation has delivered such notice is referred to as the “Excess Share Optional Redemption Notice Date”). The Excess Share Optional Redemption Notice shall state (i) the date on which the Excess Share Optional Redemption shall occur (the “Excess Share Optional Redemption Date” and, together with any Preferred Option Redemption Date, a “Redemption Date”), which date shall be the thirtieth (30th) day following the Excess Share Optional Redemption Notice Date; provided that if such date falls on a day that is not a Business Day, such date shall be the next day that is a Business Day, (ii) the aggregate number of Conversion Cap Excess Shares outstanding and thereby subject to Excess Share Optional Redemption pursuant to this Section B.1(e)(ii) on the Excess Share Optional Redemption Date and (iii) the Redemption Price.

(iii)        Payment of Redemption Price. The Corporation shall pay the Redemption Price on the applicable Redemption Date to each holder of shares of Series C Preferred Stock or Conversion Cap Excess Shares, as applicable, in cash by wire transfer of immediately available funds pursuant to wire instructions provided by such holder in writing to the Corporation at least ten (10) Business Days prior to such payment.

(f)        Reacquired Shares of Preferred Stock. Any shares of Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be retired promptly after acquisition thereof. All such shares upon their retirement shall become authorized but unissued shares of Preferred Stock, each having a par value of $0.01, and may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein or in the Certificate of Incorporation, or as otherwise restricted by law.

(g)        Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

(h)        Waiver. Any of the rights, powers or preferences of the Series C Preferred Stock set forth herein may be waived on behalf of all holders of Series C Preferred Stock by the affirmative vote or written consent of the holders of a majority of the shares of Series C Preferred Stock then outstanding.

(i)        Transfer Restrictions. Except for transfers to the Permitted Affiliates, no holder of Series C Preferred Stock may offer, sell, assign or transfer any portion of such holder’s shares of Series C Preferred Stock without the approval of the Corporation’s Board of Directors, which shall not be unreasonably withheld or delayed. Any offer, sale, assignment or transfer of any shares of Series C Preferred Stock in violation of any provision of this Certificate of Designation shall be null and void and without any effect. Each certificate evidencing shares of Series C Preferred Stock shall bear a legend indicating that such shares of Series C Preferred Stock are subject to the restrictions on transfer set forth herein.

(j)        Transfer Books. The Corporation will at no time close its transfer books against the transfer of any Series C Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series C Preferred Stock in any manner which interferes with the timely conversion of such Series C Preferred Stock, except as may otherwise be required to comply with applicable securities laws or in connection with the enforcement of any applicable restrictions on the transfer of such shares.

(k)        Amendment. This Certificate of Designation may only be amended with the prior written consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock and, in the event that any such amendment materially adversely affects a holder of Series C Preferred Stock in a manner disproportionate to the other holders of Series C Preferred Stock, without the prior written consent of such holder. The Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Corporation shall have obtained the written consent to such action or omission to act, of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock and, in the event that any such action or omission to act materially adversely affects a holder of Series C Preferred Stock in a manner disproportionate to the other holders of Series C Preferred Stock, without the prior written consent of such holder.

(l)        Certain Definitions. For purposes of this Certificate of Designations the following terms shall have the following meanings:

(i)        “Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to Section B.1(d)(iii)(A)(1), deemed to be issued) by the Corporation after the Series C Issue Date, other than Exempted Securities.

(ii)        “Bloomberg” means Bloomberg Financial Markets.

(iii)        “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(iv)        “Capital Transaction” means (A) any merger or consolidation to which the Corporation is a constituent party and to which one or more third party entities, unaffiliated with the Corporation, are constituent parties or (B) any transaction or series of related transactions to which the Corporation is a party (or effected pursuant to any agreement to which the Corporation is a party) pursuant to which the Corporation shall, directly or indirectly, issue or sell a number of shares of the Corporation’s Common Stock greater than five percent (5%) of the number of shares of Common Stock then outstanding.

(v)        “Common Stock” means shares of the Corporation’s common stock, par value $0.01 per share.

(vi)        “Common Stock Repurchase” means the Corporation’s repurchase of shares of Common Stock, either through open market purchases or privately-negotiated transactions, for an aggregate purchase price not to exceed the aggregate Series C Liquidation Amount for all shares of Series C Preferred Stock; provided, however, that no such repurchases shall be made at any per-share purchase price greater than $0.80.

(vii)        “Conversion Cap” means a number of shares equal to the sum of (A) 16,500,000, plus (B) the quotient of (1) the aggregate amount of all accrued and unpaid Preferential Dividends divided by (2) $0.80, plus (C) the quotient of (1) the number of shares of Series C Preferred Stock issued as PIK Dividends multiplied by the Series C Issue Price, divided by (2) $0.80. In the event that the Corporation at any time or from time to time after the Series C Issue Date shall effect a subdivision or combination of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock (by stock split, combination, reclassification or otherwise), then the applicable Conversion Cap in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately increased or decreased in proportion to the increase or decrease in the aggregate number of shares of Common Stock outstanding.

(viii)        “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(ix)        “Deemed Liquidation Event” means (A) a merger, consolidation or share exchange in which (1) the Corporation is a constituent party or (2) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger, consolidation or share exchange continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (a) the surviving or resulting corporation; or (b) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (B) (1) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Corporation.

(x)        “Eligible Market” means The New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Capital Market, The Nasdaq Global Market, or the NYSE American or any electronic inter-dealer quotation system operated by OTC Markets Group Inc.

(xi)        “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(xii)        “Exempted Securities” means (A) the following shares of Common Stock and (B) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities: (1) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series C Preferred Stock; (2) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section B.1(d)(iii)(B), B.1(d)(iii)(C) or B.1(d)(iii)(D); (3) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation; or (4) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Securities.

(xiii)        “Junior Stock” means capital stock of the Corporation, including preferred stock, that is junior in rank to the Series C Preferred Stock in respect of the preferences as to dividends and other distributions, redemption payments and payments upon a Liquidation.

(xiv)        “Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(xv)        “Permitted Affiliates” means any member or other equity holder, or trust or other estate planning entity of such member or equity holder, of Southshore Holdings LLC, or any entity that is majority owned directly or indirectly by any or a combination of the above described persons.

(xvi)        “Preferred Stock Redemption Trigger Date” means the earlier of (A) the date that is four (4) years after the earlier of the Reporting Date or any Capital Transaction, (B) the date the Dividend Ratchet has been initiated in accordance with Section B.1(a)(i), (C) any time that less than 800,000 shares of Series C Preferred Stock are outstanding, and (D) December 31, 2024.

(xvii)        “Reporting Adjustment Period” means the first 90-Trading Day period following the first 45 calendar day period following the Reporting Date during which an aggregate number of shares of Common Stock greater than five percent (5%) of the shares of the Common Stock outstanding as of the close of business on the first Business Day of such period are traded on an Eligible Market, as reported by Bloomberg.

(xviii)        “SEC” means the U.S. Securities and Exchange Commission.

(xix)        “Securities Act” means the Securities Act of 1933, as amended.

(xx)        “Trading Day” means any day on which the Common Stock is traded on an Eligible Market.

(xxi)        “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the applicable Eligible Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Eligible Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the applicable Eligible Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the Pink Open Market (f/k/a OTC Pink) published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Harbor Diversified, Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this 17th day of January, 2020.

HARBOR DIVERSIFIED, INC.

By: /s/ C. R. Deister
Name:	Christine R. Deister
Title:	President, Chief Financial Officer and Secretary